Exhibit 10.9

Agrilink Foods, Inc.

Excess Benefit Retirement Plan

December 2000

AGRILINK FOODS, INC.

EXCESS BENEFIT RETIREMENT PLAN

PREAMBLE

The principal objective of the Agrilink Foods Excess Benefit Retirement Plan is to ensure the payment of a competitive level of retirement income in order to attract, retain and motivate selected employees. The plan is designed to protect the benefit which certain employees would have accrued under the Agrilink Foods Master Salaried Retirement Plan except for changes in that plan’s benefit accrual formula required in order to comply with requirements of the Internal Revenue Code of 1986 and for the limit on compensation as allowable under Section 401(a) (17) of the Internal Revenue Code. This plan was effective first on January 1, 1992. This restatement is effective December 1, 2000.

SECTION 1

DEFINITIONS

1.1                               “Basic Plan” means the Agrilink Foods Master Salaried Retirement Plan.

1.2                               “Committee” means the Pension Committee of the Company, which has been given authority by the Board of Directors to administer this Plan.

1.3                               “Company” means Agrilink Foods, Inc.

1.4                               “Participant” means an employee of the Company having a benefit under the Plan in accordance with Section III herein, with the exception of any participant having a benefit in the Company’s Supplemental Executive Retirement Plan, and further with the exception of individuals who became employees of the Company on September 24, 1998 as a result of the Stock Purchase Agreement by and between Agrilink Foods, Inc. and Dean Foods, Inc. An employee who became an employee of the Company as a result of the Stock Purchase Agreement by and between Agrilink Foods, Inc. and Dean Foods, Inc. will be considered a participant under the Plan provided the employee is actively employed with the company on July 1, 2000 and has a benefit under the Plan in accordance with Section III herein, and further provided that the participant does not have a benefit in the Company’s Supplemental Executive Retriement Plan.

1.5                               “Plan” means the Company’s Excess Benefit Retirement Plan.

1.6                               “Straight Life Annuity” means retirement income in the form of monthly payments for life with no Surviving spouse’s benefit.

1.7                               “Surviving Spouse Annuity” means retirement income in the form of monthly payments for life, with 50% of the participant’s benefit payable in monthly payments to the surviving spouse, as defined in the Basic Plan, for the rest of his life. Reductions, if any, to the participants monthly benefit payment under this option are determined in accordance with Section 5.5 (a), Normal Form of Payment, of the Basic Plan.

1.8                               “Termination” means the termination of a participant’s employment with the Company.

1.9                               The masculine gender, where appearing in the Plan, will be deemed to include the feminine gender, and the singular may include plural, unless the context clearly indicates the contrary.

SECTION II

ELIGIBILITY FOR BENEFITS

2.1                               Each participant is eligible to receive a benefit under this Plan effective as of the date the participant is eligible to receive a benefit under the Basic Plan, in accordance with the terms of the Basic Plan as now in effect or as hereafter amended.  Such date is referred to herein as the participant’s actual termination date.

2.2                               Anything herein to the contrary notwithstanding, if a participant who is receiving, or may be entitled to receive, a benefit hereunder engages in competition with the Company (without prior authorization given by the Committee in writing) or is discharged for cause, or performs acts of willful malfeasance or gross negligence in a matter of material importance to the Company, payments thereafter payable hereunder to such participant or such participant’s surviving spouse will, at the discretion of the Committee, be forfeited and the Company will have no further obligation hereunder to such participant or spouse. For purposes of this Section 2.2, the term “discharged for cause” shall mean termination by the Company as a result of (a) the conviction of the participant by a court of competent jurisdiction of a crime which constitutes a felony under any state or federal law, (b) an act by the participant which in the opinion of the Board of Directors of the Company constitutes a theft of the Company’s property,  or (c) the insubordination,  gross negligence or willful misconduct of the participant (such finding having been initially made by the Board of Directors of the Company). “Competition with the Company” shall occur,  if, before or after termination of employment,  the participant, directly or indirectly, comes to own, manage, operate, control, be employed by or participate in the ownership, management, operation or control of, or be connected in any other manner with, any business which, in the judgment of the Board of Directors of the Company, is in substantial competition with the Company (unless the participant has first obtained the Board’s prior written consent).

SECTION III

AMOUNT AND FORM OF RETIREMENT BENEFIT

3.1                               For any participant who was actively employed by the Company on or prior to July 1, 1981 in a salaried exempt or non-exempt position and who is eligible to receive a retirement benefit determined under Career Average Benefit Formula in the Basic Plan, the participant’s retirement benefit payable hereunder shall be determined using the formulas under the Basic Plan and shall equal the excess of (a) over (b).

(a)                    The participant’s retirement benefit determined using the benefit formulas and eligibility requirements in effect immediately prior to the adoption of the Fourth Amendment to the Basic Plan as annexed hereto as Exhibit A and compensation defined as Basic Earnings excluding overtime premium and bonuses received by the participant during the calendar year without regard to the compensation limits under Sections 401(a)(17) of the Internal Revenue Code.

(b)                   The participant’s retirement benefit determined under the greater of either the Final Average Pay Formula or the Career Average Benefit Formula in effect at the participant’s actual retirement date, as defined in the Basic Plan.

3.2                               For any participant who is not eligible to receive a retirement benefit determined under Career Average Benefit Formula in the Basic Plan, the participant’s retirement benefit payable hereunder shall be determined using the formulas under the Basic Plan and shall equal the excess of (a) over (b).

(a)                    The participant’s retirement benefit determined using the eligibility requirements, benefit formulas and earnings definition under the Basic Plan without regard to the compensation limits under Sections 401(a)(17) of the Internal Revenue Code.

(b)                   The participant’s actual retirement benefit determined under the Basic Plan.

For the purposes of this section, the retirement benefit shall be expressed as a Normal Form of Payment as defined in the Basic Plan, determined on the first day of the calendar month coincident with or next following the participant’s actual retirement date, regardless of the actual form of payment for such benefits.

3.3                               The retirement benefit determined under this Plan shall be payable as a Straight-Life Annuity or a Surviving Spouse Annuity and shall commence on the date the participant’s retirement benefits under the Basic Plan commence, provided, however that the company may accelerate payment of such benefits if the annual amount of the annuity is $5,000 or less. If the single sum equivalent of the participant’s retirement benefit on the date of termination from the company is less than $5,000, or if the single sum equivalent of the surviving spouse’s benefit as described in Section IV is less than $5,000, such benefit shall be paid immediately upon termination or death of the participant in the form of a single sum. The single sum equivalent will be calculated using the same actuarial factors and assumptions as used for the Basic Plan.

3.4                               The annual benefit payable hereunder at an Early Retirement Date as defined in the Basic Plan will be reduced using the same factors and assumptions in effect at the participant’s actual retirement date, as defined in the Basic Plan.

SECTION IV

DEATH BENEFITS PAYABLE

4.1                               If a participant eligible to commence benefits under the Basic Plan should die before commencing benefits hereunder, the participant’s surviving spouse shall receive a benefit determined in accordance with Section III, as if the participant had retired, had elected a Surviving Spouse Annuity, and commenced receiving a benefit on the first of the month coincident with or next following the date of his death.

SECTION V

DISABILTY BENEFITS PAYABLE

5.1                               In the event the Committee determines that a participant becomes eligible for a disability retirement benefit under the Basic Plan, the participant’s actual retirement date shall be the date upon which the participant commences to receive benefits under the Basic Plan.

5.2                               The annual disability benefit will equal the retirement benefit that would be payable under Section III of this Plan,  determined as of the participant’s actual retirement date.

5.3                               The Committee may require, no more frequently than once in any calendar year, that a disabled participant submit medical evidence of disability satisfactory to the Committee. The Committee will have sole discretion to discontinue eligibility for a disability benefit based on a consideration of such evidence or lack thereof.

SECTION VI

MISCELLANEOUS

6.1                               The committee may, in its sole discretion, terminate, suspend or amend this Plan at any time or from time to time, in whole or in part. No termination, suspension, or amendment of the Plan will affect a retired participant’s right or the right of a surviving spouse to continue to receive a benefit in accordance with this Plan as in effect on the date such participant commenced to receive a benefit under this Plan.  In addition,  no termination, suspension, or amendment of the Plan will, without the affected participant’s consent, or the consent of such participant’s surviving spouse, reduce the benefit hereunder of a participant who has completed five (5) years of service with the Company. The provisions of this Section 6.1 shall be subordinate to the provisions of Section 2.2 concerning forfeiture of benefits.

6.2                               Nothing contained herein will confer upon any participant the right to be retained in the service of the Company to discharge or otherwise deal with participants without regard to the existence of this Plan.

6.3                               This Plan is unfunded, and the Company will make Plan benefit payments solely on a current disbursement basis.

6.4                               To the maximum extent permitted by law, no benefit under this Plan shall be assignable or subject to any manner to alienation, sale, transfer, claims of creditors, pledge, attachment or encumbrances of any kind.

6.5                               The Committee may adopt rules and regulations to assist it in the administration of the Plan.

6.6                               Each participant may receive a copy of this Plan and the Committee will make available for inspection by any participant a copy of the rules and regulations used by the Committee in administering the Plan.

6.7                               This Plan is established under and will be construed according to the laws of the State of New York.

IN WITNESS WHEREOF, the foregoing Plan having been duly adopted by the Board of Directors, Agrilink Foods, Inc. has caused this instrument to be executed in its name and its corporate seal to be affixed this 23rd day of August, 2000.

AGRILINK FOODS, INC.

By:	/s/ Lois Warlick-Jarvie